                                                                   Exhibit 10.a1

                                      Lease



                     The following lease is being concluded


                                     between


                               Mair GmbH & Co. KG

                       Nederlinger Strabe 11, 80638 Munich

                     - hereinafter referred to as landlord -



                                       and



                          Or Industrial Computers GmbH

                      Sieglindenstr. 19 1/2, 86152 Augsburg

                      - hereinafter referred to as tenant -

          Lease between Mair GmbH & Co. KG and Or Industrial Computers GmbH

Section 1    Leased property

             1. The following areas are being leased in the property constructed on the premises located at Memminger Stra(beta)e 14 in Augsburg:

             Leased areas                    Surface area         Price (DM)   Total monthly rent
                                            (square meters)                           (DM)
             ---------------------------- -------------------- --------------- ------------------
             3rd floor                           446                10.50           4,683.00
             4th floor                           446                10.50           4,683.00
             5th floor                           446                10.50           4,683.00
             6th floor                           446                10.50           4,683.00
             Basement rooms K11 and K12          167                 5.00             835.00
             Parking spaces                       30                30.00             900.00

                                                                                   20,467.00
                                                                                   =========

          2. A variance of up to 3% between the leased area specified in the floor plan and the actual area does not constitute a claim for modification of rent on the part of either the landlord or the tenant. If there is a variance of more than 3%, rent will be adjusted in accordance with the full amount of the variance.

          3. The landlord shall only be held liable for structural defects in the event of gross negligence.

          4. The tenant engages in the manufacture and sale of electronic devices, as well as hardware and software, in the leased space. He is also entitled to engage in similar business operations in the leased space. The leased premises may only be used for other purposes with the prior written approval of the landlord.

          5. The tenant has been issued a sufficient number of keys for the duration of the rental period. The tenant agrees to return all keys upon termination of the rental period.

          6. The rent will be increased annually by 2.5% on January 1st of each year. Each increase will be based on the most recent applicable rent.


Section 2    Term of lease

          1. The lease begins on January 1, 1996 or upon occupation of the premises, but no later than February 1, 1996.

          2.        The lease is being concluded for a period of ten years.
                    Unless it is canceled by one of the contracting parties no later than one year prior to expiration of the term of the lease, the lease will be automatically extended for periods of five years each.

          3. In addition, the tenant will be given the option of leasing the space on the ground floor, as well as space on the 2nd floor, five years after the beginning of the lease. Should the space on the ground floor and on the 2nd floor be leased to outside tenants during this five-year period, arrangements can be made so that the Or Company is responsible for this property as the general tenant. The conditions will be established when the option is exercised.

          4. Notice of termination must be delivered by registered letter, which must be received by the other contracting party no later than the last business day prior to the first day of the period of notice. The timeliness of termination will be determined by the date on which the letter of termination is received by the contracting party.

          5. During the notice period, the tenant must permit the posting of for-rent signs in windows and other suitable locations.

          6. Section 568 BGB does not apply upon expiration of the rental period. Any lease extension agreements must be made in writing.

Section 3    Extraordinary termination

          1. Both contracting parties are entitled to the extraordinary termination of the agreement for good cause.

          2. The landlord can terminate the lease for good cause effective immediately if

                    a.) the tenant is more than two months in arrears, partially or fully, with payment of rent or other payment obligations,

                    b.) the tenant or individuals acting on behalf of the tenant is responsible for substantial harassment of the landlord, other tenants, or individuals acting on behalf of these parties,

                    c.) the tenant continues to use the premises in violation of the terms of the lease or continues the unauthorized relinquishment [of the premises] to third parties, in spite of having been warned not to do so by the landlord,

                    d.) the tenant files application for the institution of reorganization or bankruptcy proceedings, extrajudicial proceedings to regulate debt are instituted, or the tenant defaults,

                    e.) the tenant's liability base becomes significantly impaired in comparison to the conditions indicated at the time of lease signing,
                    f.) the tenant fails to meet his remaining contractual obligations within a reasonable period of time, in spite of having been warned in writing by the landlord.

          3. In the event of a premature termination of the lease for which the tenant is responsible, the tenant will be liable for the loss of rent, collateral fees and other services for the period of time [in question], as well as all other losses suffered by the landlord as a result of premature termination of the lease. Continued payment of the agreed rent and any applicable collateral fees until the end of the term of the lease may be required as minimum damages, unless the landlord has indemnified himself or could have indemnified himself by otherwise leasing the space.

          4. A claim for reimbursement of the security payment or any rent paid in advance does not exist for the duration of the agreed term of the lease. The landlord is entitled to retain these security payments until the intended termination of the lease, unless a replacement tenant with the same credit standing has been found or could have been found.

Section 4    Premature termination of the lease

          1. The tenant is entitled to demand cancellation of this lease during the lease period if he assumes other office space on the property from the landlord in application of the right to rent property provided in this lease. The tenant is also entitled to demand cancellation of this lease with three months' notice during the term of the lease if he provides the landlord with a subsequent tenant with the same credit standing who is acceptable to the landlord.

          2. If a subsequent tenant is not provided, the lease can be terminated with three months' notice if the tenant agrees to pay damages of DM 50,000.00

          3. The parties to the lease will arrange the details of cancelling this lease according to the situation on hand, with the stipulation that a clean transition must be guaranteed.

Section 5    Rent

          1. The monthly rent amounts to DM 20,467.00 (in words: Twenty thousand four hundred and sixty seven German marks), plus the applicable value-added tax.

          2. In addition to the rent, the tenant is responsible for payment of a share of the following incidental expenses based on the ratio of the space being leased to him to the total rental space on the property:

                    a.) the cost of heating, air-conditioning, lighting, sprinkler system, etc.;

                    b.)       the cost of common areas and facilities;

                    c.)       the cost of the water supply;

                    d.) the costs of cleaning the building, including the common areas and rooms, the external glass and facade areas, as well as the cost of pest control;

                    e.) the costs of street cleaning and of maintaining and repairing all outside facilities, such as landscaped areas, sidewalks, parking lots, access roads, etc., as well as the cost of snow and ice removal;

                    f.)       drainage costs;

                    g.)       waste disposal costs;

                    h.)       chimney sweeping fees;

                    i.) the costs for building personnel, as well as equipment and materials required for operation and cleaning of the building;

                    j.)       the cost of operating a freight elevator;

                    k.) the cost of operating and maintaining the common antenna;

                    l.) the cost of purchasing, maintaining, and operating temperature measuring equipment, including that installed due to regulatory requirements after conclusion of the lease;

                    m.) the cost of building insurance, except fire insurance, building liability insurance, and property taxes.

          3. The landlord or a firm commissioned by the landlord shall prepare the final bill for incidental expenses during the first half of each year following the year in which these expenses were incurred. The landlord is entitled to change the billing method and period for incidental expenses or to change individual incidental expense items. The landlord is entitled to require suitable monthly advance payments on the aforementioned incidental expenses. These payments can be adjusted and set accordingly to reflect actual use. The landlord is also entitled to transfer the collection of payment for individual incidental expenses, such as heating costs, electricity costs, etc., directly to the applicable utility company. All municipal fees must be paid directly by the tenant. Should the City of Augsburg bill the landlord for these fees, they will be charged to the tenant.

          4. In coordination with the landlord, the tenant agrees to pay the invoicing party directly for all incidental expenses incurred, if possible.

          5. The tenant is responsible for payment of incidental expenses, regardless of whether and to which degree he uses the common areas of the general property.


Section 6    Payment of rent and incidental expenses

          1. Rent is payable monthly, in advance, by no later than the third business day of each month into an account to be specified by the landlord. The timeliness of payment shall be determined by the date on which funds are received, and not by the mailing date.

          2. If payments are in arrears, the landlord is entitled to charge collection fees and late payment fees. This does not affect the assertion of other claims for damages.

          3. In response to any instructions provided by the tenant, the landlord may, at his own discretion or consideration, use payments made by the tenant to offset unpaid liabilities arising from this agreement or other agreements concluded with the tenant.

          4. Rent will be prorated by calendar days for the month of transfer. Each calendar day, including the date of transfer, shall correspond to 1/30 of the monthly rent and incidental expenses.

          5. The tenant is not entitled to offset the landlord's claims arising from this lease with disputed counter-claims or to use such counter-claims to assert the right of retention. The tenant can assert claims for reduction if the use of the leased space was compromised, but not in a purely insignificant manner.

Section 7    Security

          1. To secure all payment obligations arising from this agreement, the tenant is obligated to pay the landlord a security in the amount of DM 50,000.00 upon transfer of the leased property. The security payment will not be returned until all obligations of the tenant are paid, especially those for payment of rent, incidental expenses, and maintenance costs, and until the leased property has been vacated and surrendered.

          2. 6.3% in annual interest will be paid on the cash security payment. Interest payments are due on the 31st of December of each year.

          3.        The security payment may not be mortgaged or assigned.


Section 8    Heating

          1. The heating system is a shared system. In addition to normal heating costs, the cost of operation, care, and maintenance of the heating system and of the temperature measuring service, as well as repair of the system, will be distributed among all tenants based on the ratios of space rented by individual tenants to the entire rented space in the building (see Section 5, section 2).

          2. A partial or full shutoff of the heating system due to a local fuel shortage does not entitle the tenant to assert claims for reduction or damages. The same applies to all other types of necessary interruptions in service.


Section 9    Subletting

          1. The tenant is entitled to sublet or allow third parties to use the leased space, provided he complies with the stipulations for use of the leased space described under
                    Section 1. Before concluding a sublease or beginning any other form of surrender of use, the tenant must notify the landlord of his intention to do so. The landlord can prohibit subletting or other surrender of use for good cause.

          2. In the event of unauthorized subletting or surrender of use, the landlord is entitled to have any company signs of companies that are not contracting parties removed at the expense of the tenant.

          3. In the event of unauthorized subletting, the landlord can terminate the lease without notice. Furthermore, he can demand that the tenant terminate the sublease immediately, but within no more than one month. In the event of a sublease or surrender of use to third parties approved by the landlord, the tenant will be held liable for all actions or assignments of his subtenant or of the party to whom he has surrendered the use of the leased premises.

          4. In the event of a sublease, the tenant, as a precautionary step, will now assign any claims he may have against the subtenant, as well as any liens, to the landlord in an amount not to exceed the landlord's claims

          5. Any profits achieved by the tenant from the subletting arrangement are to be surrendered in full to the landlord.


Section 10   Official requirements

          1. The tenant is solely responsible for any official permits he requires in order to do business on the leased premises. These permits have no effect on the obligation to pay rent or on the date on which the lease begins.

          2. Structural and operational requirements arising from the commercial operations being conducted by the tenant on the leased premises must be directly fulfilled by the tenant at his own expense.


Section 11   Maintenance and structural changes to the leased premises

          1. The landlord will have all maintenance work and necessary repairs to the leased premises be completed at his own expense.

          2. According to the enclosure from Mr. Wormann, architect, operations-specific installation work will be performed on levels 3, 4, 5, and 6 at a cost of DM 40,000.00. (Paint walls, ceilings, and windows white. Freshly paint facade walls, if installed for operational reasons. Re-cover floors with ANTI-STATIC material as specified. Install 32 new glass doors.)

          3. For these installations, the tenant will pay a maximum surcharge of DM 40,000.00 net (not including sales tax), payable upon occupation of the premises.

          4. The tenant is obligated to perform, at his own expense, any cosmetic repairs that become necessary during the term of the lease, as well as to maintain shutters, lighting and air-conditioning systems, locks, WATER FAUCETS, TOILETS, DRAINS, HEATING EQUIPMENT, SUN SHADES on windows, and similar features in usable condition, as well as to replace broken panes of glass.

          5. The tenant must notify the landlord or his agent of any damage to or in the building and in the leased premises as soon as he becomes aware of such damage. The tenant is liable for any additional damage attributable to tardy notification. In the event of imminent danger, the tenant must himself take the necessary steps to protect the landlord against unavoidable loss.

          6. The tenant is liable to the landlord for damages attributable to his negligent violation of his obligation to exercise due care, especially if supply and drainage lines, toilet and heating systems, etc., are operated in an improper manner, the premises are inadequately ventilated, heated, cleaned, or insufficiently protected against freezing.

          7. The tenant is equally liable for damages attributable to the negligent actions of vicarious agents, subtenants, visitors, suppliers, craftsmen, etc.

          8. The tenant must immediately eliminate any damages for which he is answerable. If, after having received a written warning, the tenant fails to meet this obligation within a reasonable amount of time, the landlord can have the necessary work performed at the expense of the tenant. If there is a risk of imminent damage, written notification and provision of notice is not required.

          9. The tenant may only undertake structural modifications, especially renovation and the installation of fixtures, built-ins, etc., with the prior written approval of the landlord. The landlord is required to provide his approval if the tenant has a legitimate interest in the modification and if it does not compromise any legitimate interests on the part of the landlord. If the landlord issues such approval, the tenant is responsible for obtaining the necessary official permits. He is responsible for all costs associated with such permits, as well as for the cost of performing the construction work. Building safety may not be compromised by structural changes under any circumstances. The approval must also include a decision regarding whether the built-ins are to remain on the premises or be removed upon termination of the rental period.

          10. The tenant is liable for all damages incurred in connection with the construction work he undertakes.


Section 12   Improvements or structural changes undertaken by the landlord

          1. The landlord may undertake improvements or structural changes that become necessary to maintain the building or the leased space, as well as to avert imminent danger or to remove damage, even without the approval of the tenant. This also applies to work that is not necessary but beneficial, such as modernization of the building and the leased premises. The tenant must provide access to the premises in question at all times, and may not obstruct or delay completion of the work.

          2. To the extent that the tenant must tolerate the work, asserting claims for damages, offsetting claims, and withholding rent payment are precluded. However, the landlord must, if possible, make necessary allowances for the business interests of the tenant, and may not extend the work for more than four weeks. A share of the rent may be withheld if this limit is exceeded.

          3. The tenant will bear the cost of any structural modifications or built-ins that become necessary due to changes in the law or official requirements, provided such modifications and built-ins are attributable to his business operation.


Section 13   Landlord's access to the leased premises

          1. The landlord or his agent is entitled to enter the leased premises during business hours. They are also permitted access at any time in the event of imminent danger.

          2. If the landlord wishes to sell the property, he or his agent may enter the leased premises, together with potential buyers, during business hours. If the lease has been terminated, he or his agent may enter the leased premises, together with potential tenants, during business hours

          3. The tenant must ensure that the premises can also be entered during his absence.


Section 14   Landlord's right of lien

          1. In the interest of exercising his right of lien, the landlord or his agent is entitled to enter the leased premises, alone or in the presence of a witness, at any time. The landlord may remove any objects that are subject to the landlord's lien and place them under lock and key in a location of his choice.

          2. If property that has been brought in is seized by a third party, the tenant is obligated to notify the landlord immediately.

          3. The landlord's right of lien for claims arising from this agreement also applies to any items that the tenant has brought into other properties owned by the landlord in connection with other leases concluded with the landlord.


Section 15   Transfer of the lease by the landlord

          Subject to the consent of the tenant, the landlord is permitted to allow another person or company to assume from the landlord the rights and obligations of the lease, including all collateral agreements, with the effect of discharging the landlord's obligation.


Section 16   Termination of the rental period

          1. Following termination of the rental period, the tenant must return the leased premises to the landlord in a professionally renovated condition. In particular, this means that the walls, ceilings, and windows must be painted and appropriate cleaning work performed.

          2. Upon vacating the leased premises, the tenant must return all keys to the landlord, including those he procured himself, without demanding payment. Otherwise, the landlord is entitled to open the leased premises at the expense of the tenant, to have them professionally renovated, and to have new locks or keys made.

          3. The tenant may remove any fixtures he has added to the leased premises. However, the landlord may demand that the fixtures be left on the premises upon termination of the lease if the landlord pays a fee corresponding to their actual cash value. The tenant must remove any built-ins he has had installed and restore the leased premises to their original condition, unless the landlord has agreed that they may remain on the leased premises at no charge.

          4. The landlord and tenant must discuss the removal of the fixtures and built-ins in a timely manner, so that any agreements in this regard can be reached before the premises are vacated. If the landlord does not assume the tenant's fixtures, the tenant must, at the end of the lease, return the leased premises to the condition in which they were transferred to the tenant.


Section 17   Other agreements

          1. The tenant is not entitled to assign to third parties any claims and rights against the landlord to which he is entitled.

          2.        The tenant declares that he has been entered into the
                    commercial register of .......

          3. There are no collateral agreements to this lease. To be legally effective, supplementary agreements must be made in writing.

          4. If desired, the tenant will be granted the right of first refusal to the leased premises. The parties are in agreement that the right of first refusal must be exercised in officially certified form to be effective.

          5. Should a provision of this agreement be of no effect, the actual intention shall apply.


Munich, dated July 27, 1995               Augsburg, dated August 9, 1995



Mair GmbH & Co. KG                        Or Industrial Computers GmbH

- Landlord -                              - Tenant -

Section 1    Leased property

          1. The following areas are being leased in the property constructed on the premises located at Memminger Stra(beta)e 14 in Augsburg:

                                             Surface area    Price (DM)   Total monthly rent
                                            (square meters)                      (DM)
          --------------------------------- --------------- ------------- ------------------
          Ground floor without vestibule          452            10.50         4,746.00
          2nd floor                               580            10.50         6,090.00
          3rd floor                               446            10.50         4,683.00
          4th floor                               446            10.50         4,683.00
          Parking spaces                           30            30.00           900.00

                                                                              21,102.00
                                                                              =========

                    Following the renovation, the number of square meters will reestablished according to new measurements; the rent will be recalculated on the basis of the new measurements.

          2. The landlord shall only be held liable for structural defects in the event of gross negligence.

          3. The tenant engages in the manufacture and sale of electronic devices, as well as hardware and software, in the leased space. He is also entitled to engage in similar business operations in the leased space. The leased premises may only be used for other purposes with the prior written approval of the landlord.

          4. The tenant has been issued a sufficient number of keys for the duration of the rental period. The tenant agrees to return all keys upon termination of the rental period. Steps must be taken to ensure that the leased premises can be sealed off against the remainder of the building for insurance purposes. The necessary measures will be coordinated with the architect. The tenant shall be responsible for the resulting costs.

          5. The rent will be increased annually by 2.5% on January 1st of each year. Each increase will be based on the most recent applicable rent.


Section 2    Term of lease

          1. The lease begins on January 1, 1996 or upon occupation of the premises, but no later than February 1, 1996. It cannot be terminated during the first five years, until December 31, 2001 or December 31, 2002.

                                          Augsburg, [illegible date]

              AMENDMENTS TO THE LEASE [FOR THE PROPERTY LOCATED AT]

                                MEMMINGER STR. 14


                                     between

                               MAIR GMBH & CO. KG

                    NEDERLINGER STRA(BETA)E 11, 80638 MuNICH




                                       and



                          OR INDUSTRIAL COMPUTERS GMBH

                      SIEGLINDENSTR. 19 1/2, 86152 AUGSBURG


PAR. 1, SECTION 5
Steps must be taken to ensure that the leased premises can be sealed off against the remainder of the building for insurance purposes. The necessary measures will be coordinated with the architect.

PAR. 2, SECTION 2
A rent amount conforming to local custom shall be used as the point of reference for extensions.

PAR. 2, SECTION 3
The agreed conditions shall also apply to the new areas, but only if a lease is concluded for these areas within the next five years.

PAR. 2, SECTION 4
Termination may be effected by registered letter or by fax.

PAR. 5, SECTION 2K
To be deleted without replacement.

PAR. 5, SECTION 2L

To be deleted without replacement.

PAR 5, SECTION 5
Incidental costs will be billed in proportion to the property rented.

PAR. 6, SECTION 4
The tenant has the option of storing his effects at no charge for up to one month prior to occupation of the premises (as permitted by renovation work).

PAR. 9, SECTION 5
If the tenant opts to rent the entire property within five years, he may temporarily sublet segments of the property at a higher price per square meter. However, this shall only apply during the first five years of the lease.

PAR. 11, SECTION 2
The tenant will be responsible for the cost of installing new unpainted drywall, including the corresponding electrical wiring, at a total cost not to exceed DM 40,000.00. The landlord will be responsible for the cost of subsequent work performed in accordance with the tenant's instructions. Plans will be coordinated with the architect. Additional changes will be charged to the tenant. The landlord will bear the cost of demolition and removal of drywall, painting the walls, ceilings, and windows, installation of conductive floors, as well as the installation of clear full glass doors (no more than 10 units per floor).

PAR. 11, SECTION 4
Cosmetic repairs are subject to legal requirements, as well as to the fact that the property is being transferred in perfect condition, as documented in a property transfer report.


Munich, August 18, 1995



Mair GmbH & Co. KG                                Or Industrial Computers GmbH

- Landlord -                                      - Tenant -

           Second amendment to the lease [for the property located at]

                                Memminger Str. 14


                           between Mair GmbH & Co. KG

                                       and

                          Or Industrial Computers GmbH


According to the enclosed ground floor plan of outside facilities, EFFECTIVE MARCH 1, 1997, you will receive


             2 additional parking spaces, bringing the total number to 32.



According to our letter of January 9, 1997, the new rent effective March 1, 1997 is:


                                                         DM   21,629.55  net
+ parking spaces @ DM 30.00 each   DM 60.00
+ 2.5% rent increase               DM 1.50               DM       61.50
                                                         ---- ----------
                                                         DM   21,691.05
                                             + 15% VAT'  DM    3,253.66
                                                         DM   24,944.71  gross
                                                         ---- ---------- -----




Munich, dated March 6, 1997                  Augsburg, dated March 12, 1997



Mair GmbH & Co. KG                           Or Industrial Computers GmbH

- Landlord -                                 - Tenant -

         Addendum/amendment to the lease dated July 27 / August 9, 1995

Due to the installation of current meters by the Augsburg Municipal Works, the interim meters are no longer needed. Current consumption will now be measured at individual tenant meters provided by the City of Augsburg. A meter will also be installed for the common areas.

This general meter covers:                           - stairwell lighting
                                                     - elevator
                                                     - heating

As with individual tenants' consumption, this meter will also be read and a bill provided by the City of Augsburg.

To simplify invoicing, the tenant, Or Industral Computers, will assume the costs for the remaining tenants and will allocate these costs further according to the following distribution key:

                       Or                          63.04%   =      1.924 m2
                       C&S                         36.62%   =        965 m2
                       Hofmeister                   5.34%   =        163 m2
                                                                ------------
                                                                3,052 m2


The distribution key will be revised if there are any changes in the areas being leased.

After preparing an estimate, the Augsburg Municipal Works will require a monthly installment payment, to which all tenants will contribute. The same applies to water and other utilities, as well as maintenance, but does not apply to heating oil.

The cost of heating oil will be distributed among all tenants on the basis of the previous year's total oil bill and the distribution key and will be converted into a monthly fixed installment, which will be paid, as described earlier, to the primary tenant listed below.

The monthly flat rate for power used in common areas, maintenance, water, and sewage is initially set at DM 1,200.00 for all parties (to be distributed according the distribution key). Depending on consumption, this flat fee may be reassessed in the following year.

The primary tenant,

       OR INDUSTRIAL COMPUTERS GMBH,

is in agreement with the handling of internal invoicing, while the tenants,

       Or Industrial Computers                       ground floor to 4th floor,
       C&S Computer + Software                       5th and 6th floors,
       Elisabeth Hofmeister                          basement rooms,

are in agreement with the handling of distribution [of expenses] and assumption of the cost of shared electricity.

The [cost of] heating oil will be immediately reallocated based on the distribution key, depending on the invoice.

This agreement also establishes that the primary tenant, Or, will be responsible for ordering fuel, as well as for paying power and water bills.

To cover the expense of the resulting invoicing and monitoring activities, a temporary annual fee of DM 750.00 per tenant will be assessed. This fee will be established jointly in relation to actual expenses.

This fee for expenses includes:

          -         monitoring the heating oil supply
          -         ordering heating oil and handling its delivery
          -         invoice allocation among the tenants
          - inspecting the furnace room and monitoring the heating system's operation and potential problems - allocation of the cost of electricity for common areas among the tenants - elevator monitoring and maintenance administration


The following parties are in agreement with the addendum to the lease:

          Or Industrial Computers
          C&S Computer + Software
          Elisabeth Hofmeister


Munich, November 26, 1997                    Augsburg, November 24, 1997

Mair, landlord                               Or, tenant


                                             Augsburg, November 24, 1997

                                             C&S, tenant


                                             Augsburg

                                             Hofmeister, tenant